As filed with the Securities and Exchange Commission on January 28, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

QUANTA SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	74-2851603
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

2800 Post Oak Boulevard, Suite 2600

Houston, Texas 77056

(713) 629-7600

(Address, including zip code, telephone number, including area code, of principal executive offices)

Quanta Services, Inc. Nonqualified Deferred Compensation Plan

(Full title of the plan)

Brett A. Schrader

Deputy General Counsel

Quanta Services, Inc.

2800 Post Oak Boulevard, Suite 2600

Houston, Texas 77056

(713) 629-7600

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Baker Botts L.L.P.

910 Louisiana

Houston, Texas 77002

(713) 229-1648

Attention: M. Breen Haire

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Deferred compensation obligations (1)	$50,000,000	N/A	$50,000,000	$6,440

(1)	The deferred compensation obligations are unsecured obligations of Quanta Services, Inc. to pay deferred compensation in the future in accordance with the terms of the Quanta Services, Inc. Nonqualified Deferred Compensation Plan.
(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(h) under the Securities Act of 1933.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Quanta Services, Inc. (the “Company”) will provide all participants in the Quanta Services, Inc. Nonqualified Deferred Compensation Plan (the “Plan”) with the document(s) containing the information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the note to Part I of Form S-8 and Rule 428 of the Securities Act, the Company has not filed such document(s) with the Commission, but such documents (along with the documents incorporated by reference into this registration statement on Form S-8 (this “Registration Statement”) pursuant to Item 3 of Part II hereof) shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

I-1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Commission are incorporated herein by reference:

•	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed with the Securities and Exchange Commission on March 1, 2013, as amended by Amendment No. 1 on Form 10-K/A filed with the Securities and Exchange Commission on May 31, 2013.

•	The Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013, June 30, 2013 and September 30, 2013.

•	The Company’s Current Reports on Form 8-K, filed with the Securities and Exchange Commission on March 8, 2013, April 2, 2013, May 28, 2013, November 5, 2013, December 9, 2013 (solely with respect to Item 8.01 of the report relating to authorization of a stock repurchase program), January 17, 2014 and January 27, 2014.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents filed with the Commission by the Company pursuant to sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, subsequent to the date hereof and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained herein or incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

The securities to be offered under this Registration Statement represent unsecured obligations of the Company to pay to the participants in the Plan certain salary, bonus, and other compensation, the receipt of which the participants have elected to defer in accordance with the terms of the Plan (the “Deferred Compensation Obligations”).

The Plan is a defined contribution nonqualified deferred compensation plan and is administered by the Company. The Plan will enable certain individuals that may be designated from time to time, including the Company’s non-employee directors and key employees, independent contractors and consultants of the Company and its subsidiaries, to defer receipt of some or all of their cash compensation and/or settlement of their restricted stock units, provided that an employee may defer up to 75% of salary. In addition, an employee who defers the maximum amount permitted by law under the Quanta Services, Inc. 401(k) Savings Plan (the “401(k) Plan”) for a plan year will be credited with an employer matching contribution under the Plan for such plan year equal to the difference between (A) 100% of the first 3% of the employee’s compensation deferred under the Plan, plus 50% of the next 3% of the employee’s compensation deferred under the Plan, and (B) the maximum matching contribution that could be contributed on behalf of the employee under the 401(k) Plan for such plan year. The Company may also make discretionary employer contributions to the Plan. Matching contributions and discretionary employer contributions will be subject to a vesting schedule that will be determined by the Company at the time of the contribution, provided that vesting will accelerate upon a change in control and the participant’s death or retirement. All matching and discretionary employer contributions, whether vested or not, will be forfeited upon a participant’s termination of employment for cause or upon the participant engaging in competition with the Company or any of its affiliates, predecessors, designees or successors.

Generally, participants will receive distributions of deferred amounts upon the earlier of separation from service, the occurrence of a disability, or a specified date (selected at the time of the deferral). Participants may elect to receive distributions in the form of a lump sum or installments, and, in some cases, may elect to delay distribution upon termination of employment for up to five years. Participants may also be permitted to withdraw all or a portion of their deferred amounts under the Plan in the event of an unforeseeable financial emergency. Participants will receive hypothetical earnings on contributions based on returns generated by the participant’s selection of investment alternatives established by the Company.

The foregoing does not purport to be a complete summary of the Plan and is qualified in its entirety by reference to the text of the Plan, a copy of which is included as Exhibit 4.1 to this Registration Statement and is incorporated herein by reference.

The Deferred Compensation Obligations are unsecured general obligations of the Company and rank pari passu with other unsecured and unsubordinated indebtedness of the Company. The Deferred Compensation Obligations may not be voluntarily or involuntarily sold, transferred, alienated, assigned, or encumbered, other than pursuant to a qualified domestic relations order. The Deferred Compensation Obligations are not convertible into any other security of the Company, and there is no trading market for the Deferred Compensation Obligations.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Officers and Directors.

Section 145(a) of the Delaware General Corporation Law (the “DGCL”) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he or she acted under similar standards to those set forth above, except that no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

Section 145 of the DGCL further provides that, to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsection (a) and (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 of the DGCL shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against such officer or director and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145 of the DGCL.

Article VII of the Company’s bylaws contains provisions for indemnification of directors and officers and for the advancements of expenses to any director or officer to the fullest extent permitted by Delaware law. Additionally, Article Eleventh of the Company’s certificate of incorporation provides that, to the fullest extent permitted by Delaware law, no director shall be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director.

Article VIII of the Company’s bylaws permits the Company to purchase insurance for directors and officers and any person whether or not the Company has the power to indemnify pursuant to law, the Company’s certificate of incorporation and bylaws against liability for expenses, judgments or settlements. The Company has director and officer insurance in place for its directors and officers.

In addition, the Company has entered into indemnity agreements with its directors and executive officers. The indemnity agreements generally provide that the Company will, to the extent permitted by applicable law, indemnify and hold harmless each indemnitee that is, or is threatened to be made, a party to any civil, criminal or administrative proceeding by reason of the fact that such person is or was a director or officer of the Company or is or was serving at the request of the Company as a director, officer, trustee, general partner, managing member, fiduciary, employee or agent of any other enterprise, against all expenses, judgments, fines, penalties and amounts paid in settlement actually and reasonably incurred by the indemnitee in connection with any such proceeding. The indemnity agreements provide the indemnitee with indemnification rights in connection with third-party proceedings and proceedings brought by or in the right of the Company. In addition, the indemnity agreements provide for the advancement of expenses incurred by the indemnitee in connection with any covered proceeding to the fullest extent permitted by applicable law. The indemnity agreements also provide that if the indemnification rights provided for therein are unavailable for any reason, the Company will pay, in the first instance, the entire amount incurred by the indemnitee in connection with any covered proceeding and waives and relinquishes any right of contribution it may have against the indemnitee. The rights provided by the indemnity agreements are in addition to any other rights to indemnification or advancement of expenses to which the indemnitee may be entitled under applicable law, the Company’s certificate of incorporation or bylaws, or otherwise. The above description of the indemnity agreements is subject to, and is qualified in its entirety by reference to, all the provisions of the form of indemnity agreement, previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on January 31, 2012.

The Company’s board of directors may from time to time authorize the Company to enter into additional indemnity agreements with other of its future directors and officers utilizing the same form of indemnity agreement.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

See Index to Exhibits.

Item 9. Undertakings.

(a)	The Company hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions described under Item 6 above or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, Quanta Services, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas on January, 28 2014.

QUANTA SERVICES, INC.

By:	/s/ James F. O’Neil III
James F. O’Neil III
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below appoints James F. O’Neil III and Derrick A. Jensen, and each of them severally, each of whom may act without the joinder of the others, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully and for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated and on January 28, 2014.

Name	Title
/s/ James F. O’Neil III	President, Chief Executive Officer, Director
James F. O’Neil III	(Principal Executive Officer)

/s/ Derrick A. Jensen	Chief Financial Officer
Derrick A. Jensen	(Principal Financial Officer and Principal Accounting Officer)

/s/ James R. Ball	Director
James R. Ball

/s/ J. Michal Conaway	Director
J. Michal Conaway

/s/ Vincent D. Foster	Director
Vincent D. Foster

/s/ Bernard Fried	Director
Bernard Fried

/s/ Louis C. Golm	Director
Louis C. Golm

/s/ Worthing F. Jackman	Director
Worthing F. Jackman

/s/ Bruce Ranck	Director
Bruce Ranck

/s/ Margaret B. Shannon	Director
Margaret B. Shannon

/s/ Pat Wood, III	Director
Pat Wood, III

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibits

3.1	Restated Certificate of Incorporation of Quanta Services, Inc. (previously filed as Exhibit 3.3 to the Company’s Form 8-K (No. 001-13831) filed May 25, 2011 and incorporated herein by reference)

3.2	Certificate of Designation of Series G Preferred Stock (previously filed as Exhibit 3.1 to the Company’s Form 8-K (No. 001-13831) filed January 17, 2014 and incorporated herein by reference)

3.3	Bylaws of Quanta Services, Inc., as amended and restated August 16, 2012 (previously filed as Exhibit 3.2 to the Company’s Form 8-K (No. 001-13831) filed August 21, 2012 and incorporated herein by reference)

4.1	Quanta Services, Inc. Nonqualified Deferred Compensation Plan dated January 22, 2014, including the Adoption Agreement and Plan Document (previously filed as Exhibit 10.1 to the Company’s Form 8-K (No. 001-13831) filed January 27, 2014 and incorporated herein by reference)

5.1*	Opinion of Baker Botts L.L.P. regarding legality of securities being registered

23.1*	Consent of PricewaterhouseCoopers LLP

23.2*	Consent of Baker Botts L.L.P. (incorporated by reference from Exhibit 5.1)

24.1*	Powers of Attorney (included on signature page)

*	Filed herewith.